Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-66650, and 333-109043 on Forms S-8 of our reports dated March 16, 2005 relating to the financial statements of GSI Commerce, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of GSI Commerce, Inc. and subsidiaries for the year ended January 1, 2005.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 16, 2005